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                                                                    Exhibit 23.1

                      Consent of Independent Accountants

The Board of Directors
C-COR.net Corp.:

We consent to the incorporation by reference herein of our reports dated August 11, 2000, with respect to the consolidated balance sheets of C-COR.net Corp. as of June 30, 2000 and June 25, 1999, and the related consolidated statements of operations, cash flows and shareholders' equity for each of the years in the three-year period ended June 30, 2000, and the related financial statement schedule, which reports appear in the annual report on Form 10-K of C-COR.net Corp. for the fiscal year ended June 30, 2000.

We also consent to the incorporation by reference herein of our report dated June 16, 2000, with respect to the statements of net assets available for benefits of the C-COR.net Corp. Retirement Savings and Profit Sharing Plan as of December 31, 1999 and 1998, the related statements of changes in net assets available for benefits for the years then ended and the supplemental schedule, which report appears in the annual report on Form 11-K of the C-COR.net Corp. Retirement Savings and Profit Sharing Plan for the fiscal year ended December 31, 1999.


/s/ KPMG LLP


State College, Pennsylvania
June 28, 2001